EXHIBIT E

FORM OF MANAGEMENT SERVICES AGREEMENT

     This MANAGEMENT SERVICES AGREEMENT (the “Agreement”), dated as of April __, 2003 (the “Effective Date”), is entered into by and between SAN Holdings, Inc., a Colorado corporation with offices at 900 W. Castleton Road, Suite 1000, Castle Rock, CO 80104 (the “Company”), and Sun Capital Partners Management, LLC, a Delaware limited liability company with offices at 5200 Town Center Circle, Suite 470, Boca Raton, Florida 33486 (the “Manager”).

     WHEREAS, the Company desires to receive financial and management consulting services from the Manager and to obtain the benefit of the experience of the Manager in business and financial management;

     WHEREAS, the Manager desires to provide financial and management consulting services to the Company pursuant to the terms of this Agreement; and

     WHEREAS, the compensation arrangements set forth in this Agreement are designed to compensate the Manager for providing such financial and management consulting services to the Company;

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Agreement; Term.

          (a) The Company hereby retains the Manager to perform, and the Manager agrees to render to the Company, on the terms herein set forth, management and consulting services regarding the business of the Company and such other services relating to the Company as may from time to time be reasonably requested by the Board of Directors or executive officers of the Company. Without limiting the generality of the foregoing, the parties currently contemplate that these services shall include advice regarding improvements to the Company’s financial reporting, accounting and management information systems and staffing.

          (b) It is expressly understood and agreed that the Manager shall devote only so much time, and shall consult with and advise the officers and managers of the Company only to such extent and at such times and places as may be mutually convenient to the Company and the Manager. The Manager shall be free to provide similar services to such other business enterprises or activities as the Manager may deem fit without any limitation or restriction whatsoever.

          (c) The term of this Agreement shall commence as of the Effective Date and shall terminate on the earlier to occur of the (i) date on which designees of the Manager and/or any of its affiliates no longer constitute the majority of the Company’s board of directors at any time following the next annual meeting of the shareholders of the Company after the date of this Agreement, the Manager and/or any of its affiliates no longer guaranty any indebtedness for borrowed money of the Company or its subsidiaries, and the Manager and/or any of its affiliates no longer owns or controls, in the aggregate, at least 30% of the outstanding capital stock of the Company and (ii) tenth anniversary of the Effective Date.

     2. Compensation and Expenses.

          (a) For the services to be rendered by the Manager hereunder, commencing as of the Effective Date and continuing until March 31, 2005 (the “Initial Two Year Term”), the Manager shall receive an annual fee equal to $300,000.00 (the “Initial Management Fee”). During the Initial Two Year Term, the Company shall pay the Initial Management Fee in quarterly installments in advance equal to $75,000.00. On the date hereof, the Company shall pay the Manager $[________], representing the pro rata portion of the Initial Management Fee for the quarter ending June 30, 2003.

          (b) Upon conclusion of Initial Two Year Term and continuing until the tenth anniversary of the Effective Date (the “Remaining Eight Year Term”), the Manager shall receive an annual fee equal to the Market Based Management Fee. The “Market Based Management Fee” shall be an amount determined by the Board of Directors of the Company based upon the management fees that the Manager receives from portfolio companies other than the Company that are of a size similar to that of the Company. During the Remaining Eight Year Term, the Company shall pay the Market Based Management Fee in equal quarterly installments in advance (e.g., on March 31, 2005, the Company shall pay the Manager the first of such equal quarterly installments). The Board of Directors of the Company shall make its determination of the Market Based Management Fee no later than sixty (60) days prior to the date on which the first quarterly installment of the Market Based Management Fee is due and shall, within fourteen (14) days of the date of its determination, inform the Manager of such determination. The Manager shall furnish such documents and materials to the Board of Directors of the Company as reasonably requested by it in order to assist it making its determination of the Market Based Management Fee; provided that as a condition of furnishing such documents and materials to the Board of Directors of the Company, the Board of Directors of the Company shall enter into a confidentiality agreement with the Manager in form and substance reasonably satisfactory to the Manager.

          (c) The Company shall reimburse the Manager for the cost of all reasonable out-of-pocket fees and expenses incurred by the Manager and its affiliates in the performance of the services hereunder and all matters related thereto.

          (d) The Manager shall also be entitled to additional customary and reasonable fees for investment banking services provided to the Company or to any of its direct or indirect subsidiaries or shareholders, including, without limitation, refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, sales and divestitures. In the event that at any time during the term hereof, there shall occur a refinancing, restructuring, equity or debt offering, acquisition, merger, consolidation, business combination, sale or divestiture of all or substantially all of the assets, or the outstanding shares of the capital stock, of or involving the Company or any of the Company’s direct or indirect subsidiaries or shareholders, the Company shall pay the Manager a fee, in cash, equal to 1% of the aggregate consideration (including assumed debt and long-term liabilities) paid to or by the Company or to or by any of its direct or indirect subsidiaries or shareholders in consideration for the Manager’s performance of investment banking services in connection with such transaction. The Manager and the Company acknowledge and agree that the Manager shall be entitled to receive an investment banking fee equal to $150,000 in connection with the merger of the Company’s subsidiary, SAN Merger Subsidiary, Inc., with and into Solunet Storage Holding Corp.

          (e) If for any reason the Company is unable to pay any or all of the amounts otherwise owed to the Manager pursuant to this Agreement, the Company shall make such payments as soon as the Company is able to do so.

     3. Relationship of the Parties. The Manager is providing services hereunder as an independent contractor, retaining control and responsibility for its operations and personnel. Nothing in this Agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee relationship between the Company on the one hand, and the Manager or any of the Manager’s employees on the other hand.

     4. Board of Directors and Officers. Nothing in this Agreement shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or limit the exercise of their powers in accordance with the Company’s Articles of Incorporation or Bylaws, any applicable provisions of the applicable corporate law, or otherwise. The activities of the Company shall at all times be subject to the control and direction of its Board of Directors and officers. The Company reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation.

     5. Limitation of Liability. Neither the Manager nor any of its affiliates, members, partners, managers, officers, employees or agents shall be liable to the Company or any of its subsidiaries or affiliates or any of their respective officers, directors, employees or agents for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the willful misconduct of such person. In no event will the Manager or any of its affiliates, members, partners, managers, officers, employees or agents be liable to the Company for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or lost business, even if the Manager has been advised of the possibility of such damages. Under no circumstances will the liability of the Manager and its affiliates, members, partners, managers, officers, employees or agents exceed, in the aggregate, the fees actually paid to the Manager hereunder.

     6. Indemnification. The Company shall reimburse, defend, indemnify and hold the Manager and its affiliates, members, partners, managers, officers, employees and agents, harmless from and against any damage, loss, liability, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost and other expense (including, without limitation, reasonable legal fees and expenses) arising out of, related to or in connection with (a) any act or omission of, or on behalf of, the Company or the Manager, except to the extent proven to result directly from the willful misconduct of the person seeking indemnification, or (b) any act or omission made at the direction of the Company.

     7. Notices. Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth in the preamble to this Agreement (or at such other address as shall be designated hereunder by notice to the other party hereto, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first business day following the day timely deposited with a nationally recognized overnight delivery service with an order for next-day delivery, with the cost of delivery prepaid for the account of the sender; (b) on the fifth business day following the day duly sent be certified or registered United States mail, postage prepaid and return receipt requested; or (c) if delivered by other means, when actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

     8. Assignment; Successors and Assigns. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company without the prior written consent of the Manager. This Agreement and the rights, duties and obligations of the Manager hereunder may not be assigned or delegated by the Manager, other than to an affiliate of the Manager, without the prior written consent of the Company. All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

     9. Amendments. No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Manager and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

     10. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.

     11. Section Headings. The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters.

     13. Severability. If any provision of this Agreement or application thereof under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document.

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     IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the date first above written.

SUN CAPITAL PARTNERS MANAGEMENT, LLC

By:________________________ Name: M. Steven Liff Title: Vice President

SAN HOLDINGS, INC.

By:________________________ Name: Title: